Contact:
Brooks Taylor
VP, Corporate Communications Officer
Brooks.Taylor@cbtcares.com
276.806.5445

FOR IMMEDIATE RELEASE

Carter Bank completes the purchase of two First Reliance Bank branches in North Carolina
Through the purchase, the Bank will enter the Winston-Salem market for the first time, while expanding operations near Charlotte.

Martinsville, Va. (May 27, 2025) — Carter Bankshares, Inc. (Nasdaq: CARE), the holding company for Carter Bank (the “Bank”), announced today the completion of the previously announced Purchase and Assumption for the deposits associated with two branches in Mooresville and Winston-Salem, North Carolina with First Reliance Bankshares, Inc. (OTC: FSRL), the holding company for First Reliance Bank. The Bank acquired $55.9 million of deposits at the two branch locations, and welcomed 10 new associates to our team. The transaction did not include any loans.

The Winston-Salem branch is the Bank's first location in the city, expanding its presence in the Triad, where it already has branches in Greensboro, Reidsville, Eden, and Mt. Airy. The Mooresville location, the Bank's second in town, further enhances its footprint in the Charlotte area, which also includes a branch in downtown Charlotte. These expansions demonstrate the Bank's commitment to fostering opportunities for individuals and businesses throughout North Carolina.

“We’re grateful for the opportunity to expand our operations in North Carolina and help the people of Winston-Salem and Lake Norman live life to the fullest,” said Carter Bank Chief Executive Officer Litz Van Dyke. “I’m very proud of our team's hard work to ensure the smoothest transition possible for both the customers and Bank associates, and we are very excited to continue building and expanding these relationships.”

“In the last few years, we’ve expanded the Bank into Charlotte and Raleigh, while keeping an eye on the right opportunity to enter Winston-Salem, and this purchase was that opportunity,” Carter Bank President and Chief Strategy Officer Brad Langs said. “Additionally, the team at our Mooresville branch has worked tirelessly to help strengthen our presence there, and the Lake Norman branch will only help us keep that momentum going. I’m very excited about the future of the Bank.”

As outlined in the Purchase and Assumption Agreement with First Reliance Bank, the Bank will assume certain deposit liabilities, acquire cash, personal property and other fixed assets related to the branches purchased. The Bank will also assume the building leases at both the Mooresville and Winston-Salem branch locations.

To learn more about Carter Bank, please visit carterbank.com.

About Carter Bank
Headquartered in Martinsville, Va., Carter Bank is a $4.7 billion, state-chartered community bank with branches in Virginia and North Carolina. Since 1974, Carter Bank has strived to create opportunities for more people and businesses to prosper. Additional information about Carter Bank is available at carterbank.com. Member FDIC. Equal Housing Lender.

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